Item 77I: Terms of new or amended securities

Effective February 1, 2010, the BB&T Equity Income Fund, BB&T Mid Cap Value Fund, BB&T Special Opportunities Equity Fund, BB&T Total Return Bond Fund and Sterling Capital Small Cap Value Fund began to offer Class R Shares to the public. A description of the significant attributes of Class R Shares in included in the BB&T Funds' Registration Statement filed with the SEC on January 28, 2010 (SEC Accession No. 0000950123-10-006124) and is hereby incorporated by reference.

Effective February 1, 2010, Sterling Shares of the Sterling Capital Small Cap Value Fund (the "Sterling Fund") were renamed Institutional Shares; therefore no series of the BB&T Funds offers Sterling Shares.